Filed Pursuant to Rule 433

Registration No. 333-231982

February 15, 2022

TUCSON ELECTRIC POWER COMPANY

$325,000,000

3.25% Senior Notes due 2032

PRICING TERM SHEET

Issuer:	Tucson Electric Power Company
Security:	3.25% Senior Notes due 2032
Ratings (Moody’s/S&P):*	A3 (stable) / A- (stable)
Principal Amount:	$325,000,000
Trade Date:	February 15, 2022
Settlement Date:	February 17, 2022 (T+2)
Maturity Date:	May 15, 2032
Interest Payment Dates:	May 15 and November 15 of each year, commencing May 15, 2022
Coupon:	3.25%
Public Offering Price:	99.632% of the principal amount per Note
Yield to Maturity:	3.293%
Benchmark Treasury:	1.875% due February 15, 2032
Benchmark Treasury Yield:	2.043%
Spread to Benchmark Treasury:	+125 bps
Optional Redemption:	Make-whole call at any time prior to February 15, 2032 at 20 bps spread over Benchmark Treasury.

Callable on or after February 15, 2032 at par.

CUSIP/ISIN:	898813 AU4 / US898813AU40
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC MUFG Securities Americas Inc. PNC Capital Markets LLC U.S. Bancorp Investments, Inc.
Co-Managers:	Academy Securities, Inc. C.L. King & Associates, Inc. Scotia Capital (USA) Inc. Truist Securities, Inc. Wells Fargo Securities, LLC

* A security rating is not a recommendation to buy, sell or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings. No report of any security rating agency is incorporated by reference herein.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, MUFG Securities Americas Inc. toll free at 1-877-649-6848, PNC Capital Markets LLC toll free at 1-855-881-0697, or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.